Exhibit 10.10

AMENDED AND RESTATED

EMPLOYEE SECONDMENT AGREEMENT

BY AND AMONG

CHESAPEAKE ENERGY CORPORATION,

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.,

CHESAPEAKE MIDSTREAM GP, L.L.C.

AND

CHESAPEAKE MLP OPERATING, L.L.C.

TABLE OF CONTENTS

	ARTICLE I.
	DEFINITIONS
Section 1.1	Definitions	2

	ARTICLE II.
	SECONDMENT

Section 2.1	Seconded Employees	6
Section 2.2	Period of Secondment	7
Section 2.3	Withdrawal or Resignation	8
Section 2.4	Termination of Secondment	8
Section 2.5	Supervision	8
Section 2.6	Seconded Employee Qualifications	9
Section 2.7	Benefit Plan Participation	9

	ARTICLE III.
	GENERAL PARTNER EMPLOYEE SERVICES

Section 3.1	General Partner Employee Services	9
Section 3.2	Cancellation of General Partner Employee Services	10
Section 3.3	Workers’ Compensation	10

	ARTICLE IV.
	SERVICES REIMBURSEMENT

Section 4.1	Operational, Management, Reporting and Routine Maintenance Expenses	10
Section 4.2	Seconded Employees	10
Section 4.3	Cash Incentive Compensation	14
Section 4.4	Termination Costs	15
Section 4.5	Equity Awards; Designated Seconded Employees	16

	ARTICLE V.
	ALLOCATION; RECORDS; PAYMENT

Section 5.1	Allocation; Records	17
Section 5.2	Payment	18

	ARTICLE VI.
	TERM

Section 6.1	Term	18

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AMENDED AND RESTATED

EMPLOYEE SECONDMENT AGREEMENT

This Amended and Restated Employee Secondment Agreement (the “Agreement”), effective as of the Effective Time (as defined below), is entered into by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), Chesapeake Midstream Management, L.L.C., a Delaware limited liability company (“Chesapeake Management”), Chesapeake Midstream GP, L.L.C., a Delaware limited liability company (the “General Partner”), for the limited purpose described in Section 7.23, Chesapeake MLP Operating, L.L.C., formerly known as Chesapeake Midstream Partners, L.L.C., a Delaware limited liability company (the “Company”), and, for the limited purpose described in Section 7.8, Chesapeake Operating, Inc., an Oklahoma corporation (“COI”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties (other than the General Partner) and COI, previously entered into an Employee Secondment Agreement effective as of September 30, 2009, such date, the “Original Execution Date” as amended effective January 1, 2010, such agreement, the “Original Agreement” pursuant to which Chesapeake Management provides to the Company the employee services necessary to operate, manage and maintain the Business and seconds to the Company certain personnel employed by Chesapeake Management in connection with the Business;

WHEREAS, the Parties desire to amend and restate the Original Agreement, include the General Partner as a Party to this Agreement, and release COI and the Company from any future obligations under the Original Agreement, on the terms and conditions set forth herein;

WHEREAS, effective immediately prior to the closing of the initial public offering of the common units of Chesapeake Midstream Partners, L.P. (the “MLP” and such time, the “Effective Time”), the Company will become a wholly-owned subsidiary of the MLP and the MLP’s business and operations will thereafter be conducted and managed by the General Partner;

WHEREAS, the Parties desire that the services provided pursuant to this Agreement be provided to the General Partner from and after the Effective Time and that the rights and obligations of the Company be transferred to and assumed by the General Partner from and after the Effective Time;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Chesapeake, Chesapeake Management, the General Partner and, for the limited purpose described in Section 7.23, the Company and, for the limited purpose described in Section 7.8, COI hereby agree as follows, effective as of the Effective Time:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below:

“Affected Party” has the meaning set forth in Section 7.11.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by Chesapeake or any of its ERISA Affiliates, or under which Chesapeake or any ERISA Affiliate may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business” has the meaning set forth in Section 2.1.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Oklahoma City or New York City are authorized or required by Law to be closed.

“Cause” has the meaning set forth in Section 4.2.

“Chesapeake” has the meaning set forth in the preamble.

“Chesapeake Trading Price” has the meaning set forth in Section 4.2.

“Chesapeake Entity” or “Chesapeake Entities” has the meaning set forth in Section 2.5.

“Chesapeake Equity Awards” has the meaning set forth in Section 4.5(b).

“Chesapeake Management” has the meaning set forth in the preamble.

“Chesapeake Services Cost” means, with respect to a Shared Services Employee for a given month (or portion thereof), the product of (x) the Hourly Rate for such Shared Services Employee for such month, and (y) the aggregate number of hours or partial hours worked by such Shared Services Employee performing services for the Chesapeake Entities during such month.

“CMV” means Chesapeake Midstream Ventures, L.L.C., a Delaware limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“COI” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Designated Seconded Employee” has the meaning set forth in Section 4.5.

“Dispute Mechanism” has the meaning set forth in Section 4.1.

“Effective Time” has the meaning set forth in the recitals.

“End Date” has the meaning set forth in Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with Chesapeake under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Force Majeure” has the meaning set forth in Section 7.11.

“General Partner” has the meaning set forth in the preamble.

“General Partner Employee Services” has the meaning set forth in Section 3.1.

“GP Shared Services Percentage” means, with respect to a Shared Services Employee as of any given date, the percentage obtained by dividing (x) the aggregate number of hours or partial hours worked by such Shared Services Employee performing services for the General Partner during the immediately preceding 12 months (or, if such Shared Services Employee has been a Seconded Employee for fewer than 12 months, then during such period of time as such Shared Services Employee has been a Seconded Employee), by (y) the aggregate number of hours or partial hours worked by such Shared Services Employee performing services for the General Partner and the Chesapeake Entities during the immediately preceding 12 months (or, if such Shared Services Employee has been a Seconded Employee for fewer than 12 months, then during such period of time as such Shared Services Employee has been a Seconded Employee).

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Hourly Rate” means with respect to a Shared Services Employee for a given month, the Seconded Employee Expense for such Shared Services Employee for such month divided by the aggregate number of hours or partial hours worked by such Shared Services Employee performing services for the General Partner and the Chesapeake Entities during such month.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, whether or not drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) the liquidation value or redemption price, as the case may be, of all preferred or redeemable stock of such Person, (h) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement, (i) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (other than Permitted Liens) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of others guaranteed by such Person.

“Law” means all laws, common laws, Orders, statutes, codes, regulations, ordinances, rules, policies or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, or absolute, contingent or otherwise.

“Loss” or “Losses” has the meaning set forth in Section 4.4(c).

“Medical Coverage” has the meaning set forth in Section 4.2.

“MICP” has the meaning set forth in Section 4.2.

“MICP Payment” has the meaning set forth in Section 4.2.

“MLP” has the meaning set forth in the recitals.

“MLP Group” means the MLP and its Subsidiaries.

“Order” means any judgments, orders, writs, injunctions, decisions, rulings, decrees or awards of any Governmental Authority.

“Original Agreement” has the meaning set forth in the recitals.

“Original Execution Date” has the meaning set forth in the recitals.

“Party” or “Parties” has the meaning set forth in the preamble.

“Period of Secondment” has the meaning set forth in Section 2.1.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, limited partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Reimbursable Severance Payments” has the meaning set forth in Section 4.2.

“Removed Employee” has the meaning set forth in Section 2.4.

“Savings Plan” has the meaning set forth in Section 4.5(b).

“Seconded Employee” or “Seconded Employees” has the meaning set forth in Section 2.1.

“Seconded Employee Expenses” has the meaning set forth in Section 4.2.

“Seconded Employee Schedule” has the meaning set forth in Section 2.1.

“Secondment” has the meaning set forth in Section 2.1.

“Services Agreement” means the Amended and Restated Services Agreement, effective as of the Effective Time of the initial public offering of the common units of the MLP, by and among Chesapeake Midstream Management, L.L.C., Chesapeake Operating, Inc., Chesapeake Midstream GP, L.L.C., Chesapeake Midstream Partners, L.P., and Chesapeake MLP Operating, L.L.C.

“Services Reimbursement” has the meaning set forth in Section 4.1.

“Severance Payments” has the meaning set forth in Section 4.2.

“Shared Services” has the meaning set forth in Section 2.5.

“Shared Services Employees” has the meaning set forth in Section 2.5.

“Shared Services Reduction Amount” has the meaning set forth in Section 4.2.

“Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

“Termination Costs” has the meaning set forth in Section 4.4(e).

“Transaction Documents” has the meaning set forth in the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the date hereof, as such agreement is in effect on such date (the “MLP Agreement”).

“Transfer Agreement” means the Amended and Restated Employee Transfer Agreement dated as of the date hereof by and among the Parties.

“Transfer Date” has the meaning set forth in the Transfer Agreement.

ARTICLE II.

SECONDMENT

Section 2.1 Seconded Employees.

Exhibit A to this Agreement (the “Seconded Employee Schedule”) sets forth a true, complete and accurate list of each employee (each such employee and each other employee who is subsequently seconded to the General Partner in accordance with this Agreement, a “Seconded Employee” and collectively, the “Seconded Employees”) who, as of a date no later than five Business Days prior to the Effective Time and subject to the terms of this Agreement, Chesapeake Management agrees to second to the General Partner, and the General Partner agrees to accept such secondment, for the purpose of performing job functions related to the Business (the “Secondment”). Chesapeake represents and warrants that, in addition to setting forth the names of the Designated Seconded Employees (as defined below), the Seconded Employee Schedule constitutes a true, complete and accurate list of each employee primarily engaged in providing services for, or with respect to, the business of the MLP as described in the Registration Statement on Form S-1 (File No. 333-164905) (the “Business”) as of the date no fewer than five Business Days prior to the Effective Time. The Seconded Employees will remain at all times employees of Chesapeake Management but, in addition, they will also be joint employees of the General Partner during the Period of Secondment (as defined below) and shall, subject to Section 2.5, at all times during the Period of Secondment, work under the direction, supervision and control of the General Partner. Chesapeake Management will retain the right to hire or discharge the Seconded Employees with respect to their employment with Chesapeake Management; provided however, that Chesapeake Management shall consult with the General Partner prior to hiring an individual who will become a Seconded Employee, and will in good faith consider (i) hiring each individual as a Seconded Employee whom the General Partner so requests and (ii) refraining from hiring an individual as a Seconded Employee whom the General Partner desires not to hire. Subject to the provisions in Sections 2.2 and 2.5, none of Chesapeake, Chesapeake Management or any other Chesapeake Entity will otherwise exercise direction, supervision or control over the Seconded Employees, and Chesapeake and Chesapeake Management shall cause their Affiliates (other than CMV, the General Partner, the MLP and their Subsidiaries) not to exercise direction, supervision or control over the Seconded Employees. For each Seconded Employee, the “Period of Secondment” shall be that period of time as set forth in Section 2.2. Seconded Employees shall have no authority or apparent authority to act on behalf of Chesapeake Management or any Chesapeake Entity when they are under the direction, supervision or control of the General Partner during the Period of

Secondment. The Seconded Employee Schedule sets forth the names of the Seconded Employees, the job functions of the Seconded Employees and the starting date for the Period of Secondment for each Seconded Employee. Subject to the above proviso and Section 2.4, individuals may be added to, removed from or designated as Shared Services Employees on the Seconded Employee Schedule from time to time by the execution by the Parties (other than COI and the Company) of a completed “Addition/Removal/Change of Responsibility of Seconded Employee” form, the form of which is attached to this Agreement as Exhibit B, which will be fully binding on the Parties for all purposes under this Agreement. For the purpose of clarity, the Parties agree that Chesapeake Management may designate any Seconded Employee, other than a Designated Seconded Employee, as a Shared Services Employee on Exhibit B without the necessity of the Parties executing Exhibit B. Any such designation shall be subject to review and restriction/elimination by the General Partner under Section 2.5.

Section 2.2 Period of Secondment.

Chesapeake Management will second to the General Partner each Seconded Employee on the start date set forth on the Seconded Employee Schedule and continue to second, during the period (and only during the period) that the Seconded Employee is performing services for the General Partner, until the earliest of:

(a) the end of the term of this Agreement in accordance with Section 6.1;

(b) the end date, if any, set forth for the Seconded Employee on the Seconded Employee Schedule (or another end date for such Seconded Employee as mutually agreed in writing by the Parties) (the “End Date”);

(c) a withdrawal from the Secondment or resignation or termination of employment with respect to such Seconded Employee;

(d) six (6) months (or such earlier date as may be determined by the General Partner in its sole discretion) following the date on which Chesapeake Midstream Holdings, L.L.C. or its affiliates ceases to own at least 25 percent of the issued and outstanding voting equity of Chesapeake Midstream Ventures, L.L.C. and the General Partner has entered into satisfactory arrangements which it determines, in good faith, will provide it with suitable qualified and experienced full-time or seconded employees necessary to operate, manage and maintain the Business; or

(e) a termination of Secondment for such Seconded Employee by the General Partner under Section 2.4.

At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction of the General Partner with regard to the Seconded Employee’s day-to-day activities unless such individual thereafter otherwise becomes employed by the General Partner.

Section 2.3 Withdrawal or Resignation.

Chesapeake Management will use commercially reasonable efforts to prevent any early withdrawal from the Secondment or resignation from employment of the Seconded Employees prior to the end of such Seconded Employee’s Period of Secondment. If any Seconded Employee tenders his resignation of employment to Chesapeake Management, Chesapeake Management will promptly notify the General Partner. If any Seconded Employee tenders a withdrawal from his Secondment, the General Partner will promptly notify Chesapeake Management.

Section 2.4 Termination of Secondment.

The General Partner will have the right to terminate the Secondment to it of any Seconded Employee for any reason at any time (such terminated Seconded Employees referred to as “Removed Employees”). Except as contemplated in Section 2.2(a), (b), (c) and (d), Chesapeake Management will have no right to terminate the Secondment to the General Partner of any Seconded Employee without the prior written consent of the General Partner (which may be through the execution of a completed Addition/Removal/Change of Responsibility of Seconded Employee form). Upon the termination of any Seconded Employee’s Period of Secondment by Chesapeake Management without the prior written consent of the General Partner, Chesapeake Management will be solely liable for any costs or expenses associated with the termination of the Secondment, except as otherwise provided in this Agreement. Upon the termination of a Secondment, the Seconded Employee will cease performing services for the General Partner. At no time will the General Partner have the right to terminate the employment with Chesapeake Management of the Seconded Employees. Chesapeake Management shall in its sole discretion determine whether the employment by Chesapeake Management of any such Removed Employee shall be terminated following the termination of such Removed Employee’s Secondment or whether such Removed Employee shall be redeployed by Chesapeake Management. Notwithstanding the foregoing, neither Chesapeake Management nor any of its Affiliates (other than CMV, the General Partner, the MLP and their Subsidiaries) will, within the nine (9) month period following termination, hire or reassign a Seconded Employee whose Secondment is terminated by the Seconded Employee or Chesapeake Management.

Section 2.5 Supervision.

In the course and scope of performing any Seconded Employee’s job functions for the General Partner, the Seconded Employee will report into the General Partner’s management structure, and will be under the direct management and supervision of the General Partner.

During the Period of Secondment when the Seconded Employee is under the direction, supervision and control of the General Partner, the General Partner shall:

(a) have ultimate and full responsibility for the daily work assignments of the Seconded Employees, including supervision of their day-to-day work activities and performance consistent with the purposes stated in Section 2.1 and the job functions set forth in the Seconded Employee Schedule; and

(b) set and maintain the hours of work and the holidays and vacation schedules that are consistent with the hours of work and the holidays and vacation schedules of Chesapeake Management and determine the training to be provided to the Seconded Employees.

It is recognized by the Parties that certain Seconded Employees will, on a limited basis, perform services (the “Shared Services”) for Chesapeake Management or its Affiliates (other than CMV, the General Partner, the MLP and their Subsidiaries) (each, a “Chesapeake Entity” and collectively, the “Chesapeake Entities”). Seconded Employees who will perform Shared Services are designated as “Shared Services Employees” on Exhibits A and B to this Agreement (as the same may be revised pursuant to Section 2.1). When these Shared Services Employees are performing services for the Chesapeake Entities, the Chesapeake Entities will have the responsibility for the assignment of duties and supervision of these Shared Services Employees. If upon review of the hours a Shared Services Employee has worked on Chesapeake Entity matters, the General Partner wishes to restrict further or eliminate such work for Chesapeake Entities by a Shared Services Employee, the General Partner will give Chesapeake Management at least 30 days’ notice of that restriction or elimination. After the expiration of the 30-day notice period, the level of work for Chesapeake Entities by the Shared Services Employee addressed in the notice will be governed by the restriction or elimination stated by the General Partner in its notice.

Section 2.6 Seconded Employee Qualifications.

Chesapeake Management will use commercially reasonable efforts consistent with past practice to provide suitably qualified and experienced field-level Seconded Employees necessary to operate, manage and maintain the Business. Chesapeake Management does not warrant that the Secondment of the Seconded Employees will permit the General Partner or the MLP to achieve any specific results.

Section 2.7 Benefit Plan Participation.

None of CMV, the General Partner, the MLP or any of their Subsidiaries shall be a participating employer in any Benefit Plan during the Period of Secondment. Subject to the General Partner’s reimbursement obligations hereunder, Chesapeake Management and its Affiliates (other than CMV, the General Partner, the MLP and their Subsidiaries) shall remain solely responsible for all obligations and Liabilities arising under the express terms of the Benefit Plans, and during the Period of Secondment, none of CMV, the General Partner, the MLP or any of their Subsidiaries shall assume any Benefit Plan or have any obligations or Liabilities arising under the express terms of the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

ARTICLE III.

GENERAL PARTNER EMPLOYEE SERVICES

Section 3.1 General Partner Employee Services.

Those services provided by the Seconded Employees shall be referred to herein as the “General Partner Employee Services”.

Section 3.2 Cancellation of General Partner Employee Services.

The General Partner may terminate any of the General Partner Employee Services on 30 days’ prior written notice to Chesapeake Management; provided, however, that a complete termination of all General Partner Employee Services shall be subject to the notice provisions of the last sentence of Section 6.1. In the event the General Partner terminates the General Partner Employee Services, the General Partner shall pay Chesapeake Management the monthly installment for the last month (or portion thereof) in which it received such terminated services. Upon payment thereof, the General Partner shall have no further services payment obligations to Chesapeake Management pursuant to this Agreement with respect to such terminated services.

Section 3.3 Workers’ Compensation.

During the Period of Secondment, Chesapeake Management will maintain workers’ compensation insurance (either through an insurance company or qualified self-insured program) which shall include and afford coverage to the Seconded Employees. Chesapeake Management will name the General Partner as an additional named insured under such insurance policy or qualified self-insured program. Prior to being assigned any duties by the General Partner, each Seconded Employee must sign an acknowledgement that the Seconded Employee is an employee during the Period of Secondment of both Chesapeake Management and the General Partner and that for any work place injury, the Seconded Employee’s sole remedy will be under the workers’ compensation insurance policy or qualified self-insured program of Chesapeake Management. Notwithstanding the foregoing, nothing herein shall preclude a Seconded Employee from participating in benefit programs generally available to employees of Chesapeake Management.

ARTICLE IV.

SERVICES REIMBURSEMENT

Section 4.1 Operational, Management, Reporting and Routine Maintenance Expenses.

On or before the forty-fifth day after the end of each month during the Period of Secondment, Chesapeake Management shall send an itemized invoice (in a form mutually agreed upon by the General Partner and Chesapeake Management) to the General Partner detailing all reimbursable expenses under Section 4.2 incurred by Chesapeake Management with respect to the Seconded Employees in connection with the performance of the General Partner Employee Services during the preceding month (the “Services Reimbursement”). The General Partner shall, within 30 days of receipt, pay such invoice to the extent that the amounts therein are not disputed by the General Partner pursuant to the dispute resolution procedures provided for in the Services Agreement (the “Dispute Mechanism”). With respect to any disputed amounts that are determined to be owing to Chesapeake Management through the Dispute Mechanism, such amounts will be paid within 10 days of such determination or at such earlier or later time as provided in the Dispute Mechanism.

Section 4.2 Seconded Employees.

4.2.1 Services Reimbursement. Subject to Sections 4.2.2, 4.4 and 4.5, the Services Reimbursement for each month during the Period of Secondment shall include all costs and expenses incurred for such month by Chesapeake Management for the Seconded Employees, including the costs and expenses set forth below.

(a) salary, wages and cash bonuses (including payroll and withholding taxes associated therewith);

(b) 401(k) plan administration costs, any cash expense for matching 401(k) contributions made by Chesapeake Management, any deferred compensation plan administration costs and any cash expense for deferred compensation plan matching contributions made by Chesapeake Management; provided, however, that if matching 401(k) contributions and/or matching deferred compensation contributions are made by means of a contribution of either newly-issued or treasury shares of common stock of Chesapeake, the costs and expenses calculated with respect to each such share contributed shall be equal to the Chesapeake Trading Price on the date of the applicable contribution;

(c) the vesting of any restricted stock, whether granted before or during the Period of Secondment (calculated as set forth below);

(d) amounts paid pursuant to awards made under the Chesapeake Midstream Management Incentive Compensation Plan (“MICP”) to the Seconded Employee during his or her Period of Secondment to the extent such payments are paid in cash by a Chesapeake Entity or, if paid in Units (as defined in the MICP), to the extent of the Chesapeake Entity’s out-of-pocket costs in acquiring such Units (which, for the avoidance of doubt, (i) shall include any awards granted during the Seconded Employee’s Period of Secondment but paid after the termination of such Period of Secondment, and (ii) shall not include the cost of any income tax or other tax liabilities of the Chesapeake Entities with respect to the acquisition or payment of Units) (“MICP Payments”);

(e) cash or premiums paid, or expenses incurred, with respect to vacation, sick leave, short term disability benefits, personal leave and maternity;

(f) medical, dental and prescription drug coverage (“Medical Coverage”);

(g) flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(h) disability insurance;

(i) workers’ compensation benefits;

(j) life insurance and accidental death and dismemberment insurance;

(k) Reimbursable Severance Payments (as defined below), if any;

(l) Termination Costs, to the extent provided in Section 4.4 below;

(m) Business travel expenses and other Business expenses reimbursed in the normal course by Chesapeake Management such as subscriptions to Business related periodicals and dues to professional business organizations;

(n) any other employee benefit customarily provided to all employees by Chesapeake Management for which Chesapeake Management incurs costs;

(o) all sporting event tickets furnished to Seconded Employees in a manner consistent with Chesapeake Management’s practice of furnishing such tickets to its employees other than Seconded Employees (calculated and reimbursable in accordance with Section 4.2.3(e) below); and

(p) any sales taxes imposed upon the provision of any taxable General Partner Employee Services under this Agreement provided, that, the General Partner and Chesapeake Management contemplate that the General Partner Employee Services provided pursuant to this Agreement are not taxable services for sales and use tax purposes.

The costs and expenses described in (a) through (p) above are referred to as “Seconded Employee Expenses.” Where it is not reasonably practicable to determine the amount of such a cost or expense, the General Partner and Chesapeake Management shall mutually agree on the method of determining or estimating such cost or expense.

4.2.2 Reduction and Pro Ration for Shared Services.

(a) With respect to each Shared Services Employee, Chesapeake Management will require such Shared Services Employee to record, in quarter hour increments, the number of hours worked by such Shared Services Employee providing services to the Chesapeake Entities and the number of hours worked by such Shared Services Employee providing services to the General Partner. For each month during the Period of Secondment, the amount of the Services Reimbursement payable by the General Partner with respect to such month shall be reduced by an amount equal to the aggregate Chesapeake Services Costs for all Shared Services Employees for such month. In addition, business travel and other business expenses reimbursed in the normal course by a Chesapeake Entity and incurred to facilitate the provision of the Shared Employee Services during a month will be deducted from the Services Reimbursement due under Section 4.1 for such month. The aggregate amount of reduction against the Services Reimbursement for Shared Services Employees pursuant to this paragraph shall be referred to herein as the “Shared Services Reduction Amount.”

(b) Notwithstanding anything contained in this Section 4.2 or Section 4.4, the amount of any Reimbursable Severance Payment and/or Termination Costs payable by the General Partner with respect to Shared Services Employees shall be equal to the product of (x) the amount of the Reimbursable Severance Payment or Termination Costs, as applicable, and (y) the GP Shared Services Percentage; provided, however, that Termination Costs with respect to Shared Services Employees that relate to or arise out of any claim of discrimination or other illegality in connection with such termination that is attributable to actions or omissions by the General Partner or its employees or events that occur in the course of the services performed by such Shared Services Employee to the General Partner shall not be subject to this Section 4.2.2(b), but shall be reimbursable, if at all, in accordance with Section 4.4(a).

4.2.3 Calculation of Certain Reimbursable Amounts.

(a) With respect to Medical Coverage, Chesapeake Management shall maintain or participate in a stop loss insurance policy at a threshold coverage level of no more than $250,000, applicable on a per covered individual basis and, in the event a covered individual’s claims trigger reimbursement under such stop loss insurance policy with respect to claims incurred during the Period of Secondment, the full amount of such reimbursement will be provided to the General Partner. The cost of maintaining such stop loss insurance coverage with respect to the Seconded Employees and their covered dependents shall be included in the Seconded Employee Expenses.

(b) The costs and expenses calculated with respect to the vesting of each share of restricted stock shall be equal to the lesser of (i) the Chesapeake Trading Price stock on the date of grant and (ii) the Chesapeake Trading Price on the date of vesting. For purposes of this Agreement, “Chesapeake Trading Price” on an applicable date shall be the per share closing trading price of a share of Chesapeake common stock on such date, as listed by the New York Stock Exchange provided, that, if the applicable date is not a trading day, the applicable per share closing trading price shall be the per share closing trading price on the trading day immediately preceding the applicable date.

(c) For purposes of this Agreement, “Severance Payments” shall mean the severance payments and benefits paid to a Seconded Employee or Removed Employee in return for a release of claims which includes the General Partner and its Affiliates as named releasees, in an amount equal to the greater of (i) the severance payments and benefits due to such Seconded Employee or Removed Employee under an employment agreement between Chesapeake Management and such Seconded Employee or Removed Employee and (ii) the severance payments and benefits due to such Seconded Employee or Removed Employee under a severance policy or program mutually agreed upon between Chesapeake Management and the General Partner, provided, that the term “Severance Payments” shall not include any amounts payable in connection with a termination of employment of a Seconded Employee or Removed Employee by Chesapeake Management that occurs more than 90 days after Chesapeake Management receives notice from the General Partner of the termination of such Removed Employee’s Secondment.

(d) For the purposes of this Agreement, “Reimbursable Severance Payments” shall mean all Severance Payments made (i) to Removed Employees whom the General Partner terminates from Secondment for reasons other than Cause (as defined below), (ii) to Removed Employees whom the General Partner terminates from Secondment for any reason after the first anniversary of the commencement of such Seconded Employee’s Secondment, (iii) to Seconded Employees as of the Offer Date (as defined in the Employee Transfer Agreement) to whom the General Partner does not provide an offer of employment on or prior to the Offer Date in accordance with Section 2.1 of the Amended and Restated Employee Transfer Agreement among the Parties and (iv) to Seconded Employees who decline an offer of employment from the General Partner made on or prior to the Offer Date that would require Geographic Relocation (as defined in the Employee Transfer Agreement). Notwithstanding the foregoing, in no event shall any severance payment or benefit provided to a Transferred Employee (as defined in the Employee Transfer Agreement) by reason of a termination of his or her employment from Chesapeake Management or any Affiliate thereof that results solely from the transfer of his or her employment to the General Partner constitute a Reimbursable Severance Payment for purposes of this Agreement. For the purposes of this Agreement, “Cause” shall mean the termination of a Seconded Employee’s Secondment by the General Partner because of unsatisfactory performance or as a result of dishonesty, unethical conduct, insubordination or violation of General Partner work rules as established by the General Partner from time to time.

(e) The costs and expenses calculated with respect to the provision of all sporting event tickets to Seconded Employees shall be equal to the actual cost incurred based on an arms length and non-discriminatory agreement between the Chesapeake Entities and the General Partner; provided that the amount of any costs and expenses reimbursable by the General Partner under this Agreement and any other agreement (including, without limitation, the Shared Services Agreement and the Services Agreement, each as defined in the MLP Agreement) with respect to the provision of sporting event tickets shall not exceed $200,000 per annum in the aggregate. Notwithstanding Section 4.1 above, the costs and expenses of providing all sporting event tickets to the Seconded Employees shall be reimbursed by the General Partner on an annual basis (as opposed to a monthly basis).

Except to the extent expressly provided in this Section 4.2, the General Partner shall have no obligation to reimburse Chesapeake Management for any Severance Payment or any other separation payment or severance benefit provided by Chesapeake Management or any Affiliate thereof to any Seconded Employee.

Section 4.3 Cash Incentive Compensation.

Notwithstanding anything herein to the contrary, if the Transfer Date under the Secondment Agreement occurs other than on December 31 of any year during the Period of Secondment, with respect to all Seconded Employees, the Services Reimbursement shall include the amounts, if any, of all cash bonus and other cash incentive compensation payments that would be payable to the Seconded Employees through the Transfer Date under the terms and conditions of the applicable Benefit Plans (except that Chesapeake Management may, in its discretion, consider continued employment by Chesapeake Management through the Transfer Date as satisfying any requirement under any such Benefit Plan of continued employment through year end or date of payment) and such amounts shall be determined on a pro-rated basis for the year that includes the Transfer Date based on the number of days that the Seconded Employee was actually seconded to the General Partner hereunder during the year in which the Transfer Date occurred. Notwithstanding the foregoing, the provisions of this Section 4.3 shall not apply to MICP Payments, and 100% of the MICP Payments attributable to awards made to a Seconded Employee during his or her Period of Secondment (regardless of whether such award is actually paid during or after the termination of the Seconded Employee’s Period of Secondment) shall be included in the Services Reimbursement and the Seconded Employee Expenses to the extent that such MICP Payments are actually paid by a Chesapeake Entity and to the extent provided in Section 4.2; provided, however, that with respect to a Seconded Employee whose Secondment is terminated but who remains employed by a Chesapeake Entity following such termination of Secondment, the amount of the MICP Payments includable in the Services

Reimbursement shall not exceed the amount of such MICP Payments that were actually paid and to the extent provided in Section 4.2 but multiplied by a fraction the numerator of which equals the number of days in such Seconded Employee’s Period of Secondment and the denominator of which equals the number of days in such Seconded Employee’s Period of Secondment plus the number of days of his or her post-Secondment employment with a Chesapeake Entity through the applicable payment date under the MICP.

Section 4.4 Termination Costs.

(a) Except as otherwise expressly provided in this Agreement, the General Partner shall reimburse Chesapeake Management for any and all Termination Costs arising out of or in any way connected with or related to claims by a Seconded Employee concerning the termination of employment of such Seconded Employee to the extent such Termination Costs are attributable to actions, omissions or events by the General Partner or its employees that occur during such Seconded Employee’s Period of Secondment (and, in the case of a Removed Employee who is terminated by Chesapeake Management within 90 days after the date on which Chesapeake Management is notified by the General Partner that the employee has become a Removed Employee, such Termination Costs attributable to actions, omissions or events that occur during such 90 day period). Notwithstanding anything contained herein, with respect to the Shared Services Employees, the General Partner shall have no obligation or liability with respect to Termination Costs arising out of or relating to the services provided by such Shared Services Employees to the Chesapeake Entities.

(b) As to all Chesapeake Management employees who do not become Seconded Employees, Chesapeake Management shall be solely responsible for any and all Termination Costs, Severance Payments and other severance costs and benefits relating to the employment by Chesapeake Management of such Chesapeake Employees for all periods ending on or before the Transfer Date.

(c) Chesapeake Management will indemnify, defend and hold harmless CMV, the MLP, the General Partner and their respective subsidiaries, directors, officers and employees against any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards (each, a “Loss” and collectively, the “Losses” ) arising out of or in any way connected with or related to claims by a Seconded Employee concerning the termination of employment of such Seconded Employee by Chesapeake Management in the event such termination of employment is effected without the prior written consent of the General Partner, even though such Losses may be caused in part by the negligence of the General Partner, except to the extent that (i) such Losses arise out of or result from the gross negligence or willful misconduct of the General Partner or (ii) Chesapeake Management terminates such Seconded Employee’s employment as the result of the Seconded Employee’s (X) willful commission of an act of theft, fraud or dishonesty in connection with such Seconded Employee’s Secondment or employment with Chesapeake Management; (Y) willful disclosure of Chesapeake

Management’s confidential or proprietary information; or (Z) continued failure or refusal to adhere to Chesapeake Management’s employment policies, including policies prohibiting employment discrimination and harassment, after receiving written notice of any such failure or refusal.

(d) Chesapeake Management will indemnify, defend and hold harmless CMV, the MLP, the General Partner and their respective subsidiaries, directors, officers and employees against any and all Losses arising out of or in any way connected with or related to claims by a Seconded Employee concerning the termination of the Secondment of such Seconded Employee by Chesapeake Management without the prior written consent of the General Partner, even though such Losses may be caused in part by the negligence of the General Partner, except to the extent that (i) such Losses arise out of or result from the gross negligence or willful misconduct of the General Partner or (ii) Chesapeake Management terminates such Seconded Employee’s Secondment as the result of the Seconded Employee’s (X) willful commission of an act of theft, fraud or dishonesty in connection with the Seconded Employee’s Secondment or employment with Chesapeake Management; (Y) willful disclosure of Chesapeake Management’s confidential or proprietary information; or (Z) continued failure or refusal to adhere to Chesapeake Management’s employment policies, including policies prohibiting employment discrimination and harassment, after receiving written notice of any such failure or refusal. This indemnity does not apply to any Removed Employee.

(e) For purposes of this Agreement, “Termination Costs” shall mean all liabilities incurred in connection with or arising out of the termination of employment (whether actual or constructive) with Chesapeake Management of any Seconded Employee, including liabilities relating to or arising out of any claim of discrimination or other illegality in connection with such termination, including cost of defense of such claims, but excluding Severance Payments, provided, that “Termination Costs” shall not include any amount to the extent that such amount arises out of or results from the gross negligence or willful misconduct of Chesapeake Management or any Affiliate of Chesapeake Management (other than CMV, the General Partner, the MLP or any of their subsidiaries).

Section 4.5 Equity Awards; Designated Seconded Employees.

(a) During the Period of Secondment, Chesapeake may continue to grant Seconded Employees who are not Designated Seconded Employees (as defined below) equity-related compensation awards pursuant to the Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan, the Chesapeake Energy Corporation 2003 Stock Incentive Plan and/or such other equity incentive compensation plan as has been or may be adopted by Chesapeake, in accordance with customary business practices applicable to employees of Chesapeake Management. Any such awards shall provide for vesting to continue based on service with Chesapeake Management, the General Partner and any of their respective Affiliates and, with respect to any such awards that are options, if the Seconded Employee accepts employment with the General Partner after the Period of Secondment, the transfer of such employment shall not be considered a termination of employment that would trigger the beginning of any post-termination option exercise period.

(b) Notwithstanding anything contained herein, each of Chesapeake and Chesapeake Management hereby agree that, during the Period of Secondment and during any other time at which a Designated Seconded Employee is employed by the General Partner, it shall not, and shall cause its Affiliates, other than the General Partner, not to, grant, issue or award such Designated Seconded Employee any equity or equity-based award with respect to securities of Chesapeake or such entity, including without limitation, shares of restricted or unrestricted stock, stock options, restricted stock units or stock appreciation rights (collectively, “Chesapeake Equity Awards”). The Parties hereby agree that in no event shall the General Partner have any obligation or liability with respect to any Chesapeake Equity Award granted to a Designated Seconded Employee, and that no cost or expense of or relating to any such Chesapeake Equity Award shall constitute a Seconded Employee Expense or be part of the Services Reimbursement hereunder. For purposes of this Agreement, “Designated Seconded Employees” shall mean those individuals listed on Exhibit C hereto and such other individuals identified as “Designated Seconded Employees” by mutual written agreement of the General Partner and Chesapeake Management, which agreement may be evidenced by their execution of an updated Exhibit C. For the avoidance of doubt, awards pursuant to the MICP shall not be considered Chesapeake Equity Awards for purposes of this Agreement. Further, notwithstanding anything to the contrary in this Section 4.5, Chesapeake and its Affiliates shall not be prohibited from making matching employer contributions in the form of Chesapeake common stock to the accounts of the Designated Seconded Employees under the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan or any successor 401(k) plan (the “Savings Plan”), in accordance with the provisions of the Savings Plan that apply generally to all eligible participants under such plan.

ARTICLE V.

ALLOCATION; RECORDS; PAYMENT

Section 5.1 Allocation; Records.

Chesapeake Management will maintain auditable records of the direct and indirect costs of the Seconded Employee Expenses that reflect the General Partner Employee Services, the Services Reimbursement and the Shared Services Reduction Amount. The General Partner and its representatives will have the right from time to time, during regular business hours and on reasonable prior notice, to audit such records and such other records as the General Partner may reasonably require in connection with its verification of the Seconded Employee Expenses, the Services Reimbursement and the Shared Services Reduction Amount during regular business hours and on reasonable prior notice. Based on these records, the General Partner may request adjustments under Section 4.2 above. Upon request, the General Partner will provide to Chesapeake Management such information that is within the General Partner’s control as is necessary to allow Chesapeake Management to keep and maintain books/records reflecting hours worked and costs and expenses incurred in connection with each of the Seconded Employees, including for Shared Services. Chesapeake Management will have the right from time to time upon its reasonable request to audit such information and books/records maintained by the General Partner during regular business hours and on reasonable prior notice.

Section 5.2 Payment.

The General Partner and Chesapeake Management acknowledge and agree that Chesapeake Management shall be responsible for paying the Seconded Employee Expenses (or providing the employee benefits with respect thereto, as applicable) to the Seconded Employees but that the General Partner shall be responsible for reimbursing Chesapeake Management for the Seconded Employee Expenses to the extent provided under Section 4.2 of this Agreement. Subject to the General Partner’s responsibility to so reimburse Chesapeake Management, Chesapeake Management agrees to indemnify and hold CMV, the MLP, the General Partner and their subsidiaries harmless from any and all Losses incurred by such entities related to Chesapeake Management’s failure to carry out its duties for the payment of the Seconded Employee Expenses for Seconded Employees or the provision of the employee benefits related thereto, as set forth above, except to the extent that such Losses arise solely out of or result solely from the gross negligence or willful misconduct of the General Partner.

ARTICLE VI.

TERM

Section 6.1 Term.

The term of this Agreement commenced on the Original Execution Date and will continue for an initial period of five (5) years thereafter. Upon the expiration of the initial five year period, the term of this Agreement shall automatically extend for an additional 12-month period, unless any Party provides at least 90 days’ prior written notice to the other Parties prior to the expiration of such initial period, that such Party wishes for this Agreement to expire at the end of the initial five-year period. After the initial 12-month renewal period, the term of this Agreement shall automatically extend for additional consecutive 12-month periods, unless any Party provides prior written notice, at least 90 days prior to the expiration of the applicable 12-month period, that such Party wishes for this Agreement to expire at the end of such 12-month period. Upon proper notice by a Party to the other Parties, in accordance with this Article VI, that such Party wishes for this Agreement to expire on the expiration of the applicable five year or 12-month period, this Agreement shall not automatically extend, but shall instead expire upon the expiration of the applicable five-year or 12-month period and only those provisions that, by their terms, expressly survive this Agreement shall so survive. Notwithstanding the foregoing, the General Partner may terminate this Agreement at any time, upon 90 days’ prior written notice to Chesapeake Management, and only those provisions that, by their terms, expressly survive this Agreement shall so survive.

ARTICLE VII.

GENERAL PROVISIONS

Section 7.1 Accuracy of Recitals.

The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

Section 7.2 Choice of Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware except that the Parties recognize that to the extent that any term of this Agreement must be interpreted in light of the law of the state in which a Seconded Employee is employed, those terms shall be interpreted accordingly.

Section 7.3 Notices.

Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt, if sent by telecopier, addressed as follows:

Chesapeake Midstream Management, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attn: Nick Dell’Osso

Fax: (405) 849-6125

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attn: Nick Dell’Osso

Fax: (405) 849-6125

Chesapeake MLP Operating, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Dave Shiels

Fax: (405) 849-6224

Chesapeake Midstream GP, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

Attn: J. Mike Stice

Fax: (405) 849-6134

and

Attn: Dave Shiels

Fax: (405) 849-6224

With a copy to:

Global Infrastructure Management, LLC.

12 East 49th Street

38th Floor

New York City, NY 10017

Attn: Salim Samaha

Fax: (646) 282-1599

With a copy to:

Global Infrastructure Management UK Limited

Cardinal Place, 80 Victoria Street

London SW1E 5JL

United Kingdom

Attn: Joseph Blum

Fax: +44 207 798 0530

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York City, NY 10022

Attn: Edward Sonnenschein

Fax: (212) 751-4864

With a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, TX 77002-6760

Attn: Dorene B. Cohen

Fax: (713) 615-5974

A Party may change its address for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 7.3.

Section 7.4 Further Assurances.

The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

Section 7.5 Entire Agreement.

This Agreement, together with the other Transaction Documents, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby or in the other Transaction Documents, whether oral or written. Without limiting the foregoing, each of the Parties acknowledges and agrees that (i) this Agreement is being executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the performance of this Agreement and the other Transaction Documents and expected benefits herefrom and therefrom are a material inducement to the willingness of the Parties to enter into and perform this Agreement and the other Transaction Documents and the transactions described herein and therein, (iii) the Parties would not have been willing to enter into this Agreement in the absence of the entrance into, performance of, and the economic interdependence of, the Transaction Documents, (iv) the execution and delivery of this Agreement and the other Transaction Documents and the rights and obligations of the Parties hereto and thereto are interrelated and part of an integrated transaction effected pursuant to the terms of this Agreement and the other Transaction Documents, (v) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by this Agreement and the other Transaction Documents are necessary elements of one and the same overall and integrated transaction, (vi) the transactions contemplated by this Agreement and by the other Transaction Documents are economically interdependent and (vii) such Party will cause any of its successors or permitted assigns to expressly acknowledge and agree to this Section 7.5 prior to any assignment or transfer, by operation of law or otherwise.

Section 7.6 No Recourse.

No Party hereto nor any Affiliate of a Party hereto shall assert or threaten, and each Party hereto hereby waives, and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party hereto (or a successor to a Party hereto) relating to this Agreement. Without limiting the foregoing, and notwithstanding any other provision of this Agreement to the contrary, this Agreement may be enforced only against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto; and no past, present or future Affiliate of any party hereto, or any director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any such party or Affiliate (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 7.7 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 7.8 Amendment or Modification; Release of COI.

This Agreement may be amended or modified from time to time only by the written agreement of Chesapeake and the General Partner. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement. The signatory Parties acknowledge and agree that, from and after the Effective Time, COI is hereby released from any future obligations under the Original Agreement. COI is a Party to this Agreement solely for purposes of acknowledging its release from future obligations in accordance with this Agreement but, from and after the Effective Time, COI shall have no rights or obligations under this Agreement and it shall not be considered a Party to this Agreement for any other purpose.

Section 7.9 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 7.10 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 7.11 Force Majeure.

To the extent any Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Parties as soon as reasonably practicable, then the Affected Party shall be excused from the performance with respect to any such obligations (other than the obligation to make payments). Each notice of Force Majeure sent by an Affected Party to the other Parties shall specify the event or circumstance of Force Majeure, the extent to which the Affected Party is unable to perform its obligations under this Agreement, and the steps being taken by the Affected Party to mitigate and to overcome the effects of such event or circumstances. The non-Affected Parties shall not be required to perform their obligations to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure (including, for the avoidance of doubt, the payment of fees or other amounts with respect to any affected Seconded Employees). A Party prevented from performing its obligations due to Force Majeure shall use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and shall resume performance of its obligations as soon as practicable. In their efforts to mitigate and overcome the effects of the Force Majeure, and in their efforts to resume performance, Chesapeake Management shall treat the General Partner the same as any other internal or external service recipient of the affected Seconded Employee services, if any. “Force Majeure” means any act of God, fire, flood, storm, explosion, terrorist act, rebellion or insurrection loss of electrical power, computer system failures, finding of illegality, strikes and labor disputes or any similar event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: (a) is not within the reasonable control of the Affected Party; (b) is not the result of the fault or negligence of the Affected Party; and (c) could not, by the exercise of due diligence, have been overcome or avoided.

Section 7.12 Interpretation.

In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

Section 7.13 Titles and Headings.

Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 7.14 Binding Effect.

This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Section 7.15 Time of the Essence.

Time is of the essence in the performance of this Agreement.

Section 7.16 Delay or Partial Exercise Not Waiver.

No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 7.17 Withholding or Granting of Consent.

Unless otherwise provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 7.18 Laws and Regulations.

Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Law.

Section 7.19 Relationship of the Parties.

This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make either Party an agent or a legal representative of the other Party. The Parties shall not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of the other Party.

Section 7.20 No Third Party Beneficiaries.

No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that CMV and each entity comprising the MLP Group, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as set forth in this Section 7.20, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of Chesapeake Management or a member of the MLP Group or other Person (including any Seconded Employee or other employee or service provider of any Party or any Affiliate thereof) shall have the right, separate and apart from the Parties, CMV and the members of the MLP Group, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 7.21 No Recourse Against Officers or Directors.

For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Party.

Section 7.22 Signatories Duly Authorized.

Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

Section 7.23 Role of the Company From and After the Effective Time.

The Parties hereby acknowledge and agree that, from and after the Effective Time, the General Partner shall succeed to and assume all of the Company’s rights and obligations under the Original Agreement as reflected in this amendment and restatement of this Agreement. The Company is a Party to this Agreement solely for purposes of acknowledging the transfer of its rights and obligations in accordance with this Agreement but, from and after the Effective Time, the Company shall have no rights (except as otherwise provided in Sections 4.4 and 7.20) or obligations under this Agreement and it shall not be considered a Party to this Agreement for any other purpose.

[Signature page follows]

AS WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

CHESAPEAKE ENERGY CORPORATION

By:
Name:	Jennifer M. Grigsby
Title:	Senior Vice-President, Treasurer and Corporate Secretary

CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:
Name:	Domenic J. Dell’Osso
Title:	Chief Financial Officer

CHESAPEAKE MIDSTREAM GP, L.L.C.

By:
Name:	J. Mike Stice
Title:	Chief Executive Officer

EXECUTED by Chesapeake MLP Operating, L.L.C. for the limited purposes provided in Section 7.23.

CHESAPEAKE MLP OPERATING, L.L.C.

By:
Name:	J. Mike Stice
Title:	Chief Executive Officer

EXECUTED by Chesapeake Operating, Inc. for the limited purposes provided in Section 7.8.

CHESAPEAKE OPERATING, INC.

By:
Name:
Title:

Signature Page to Amended and Restated Employee Secondment Agreement

EXHIBIT A TO THE

AMENDED AND RESTATED

EMPLOYEE SECONDMENT AGREEMENT

This Exhibit A is attached to the Amended and Restated Employee Secondment Agreement (the “Agreement”) dated as of the Effective Time by and among Chesapeake Energy Corporation, Chesapeake Midstream Management, L.L.C., Chesapeake Midstream GP, L.L.C. and Chesapeake MLP Operating, L.L.C. All defined terms used herein shall have the same meaning as set forth in the Agreement.

All information must be filled in for this form to be valid. Unless otherwise indicated below, the start date for each employee named below is the Original Execution Date.

This Seconded Employee Schedule includes all Seconded Employees as of                     , 2010.

SECONDED EMPLOYEE SCHEDULE1

Name of Seconded Employee	Title and Job Function	Shared Service	Start Date	End Date

CHESAPEAKE MIDSTREAM GP, L.L.C.		CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:		By:
Name:	[ ]	Name:	[ ]
Title:	[ ]	Title:	[ ]

CHESAPEAKE ENERGY CORPORATION

By:
Name:	[ ]
Title:	[ ]

[1]	UPDATE REQUIRED.

EXHIBIT B TO THE

AMENDED AND RESTATED

EMPLOYEE SECONDMENT AGREEMENT

This Exhibit B is attached the Amended and Restated Employee Secondment Agreement (the “Agreement”) dated as of the Effective Time, by and among Chesapeake Energy Corporation, Chesapeake Midstream Management, L.L.C., Chesapeake Midstream GP, L.L.C. and Chesapeake MLP Operating, L.L.C. All defined terms used herein shall have the same meaning as set forth in the Agreement.

ADDITION/REMOVAL/CHANGE OF RESPONSIBILITY

OF SECONDED EMPLOYEE

In accordance with Section 1.1 of the Agreement, the Parties hereto wish to add, remove, or change the responsibilities of the following Seconded Employees.

All information must be filled in for this form to be valid.

Name of Seconded Employee	Title and Job Function	Start Date	End Date	Status (Add, Remove or Change)

CHESAPEAKE MIDSTREAM GP, L.L.C.		CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:		By:
Name:	[ ]	Name:	[ ]
Title:	[ ]	Title:	[ ]

CHESAPEAKE ENERGY CORPORATION

By:
Name:	[ ]
Title:	[ ]

EXHIBIT C TO THE

AMENDED AND RESTATED

EMPLOYEE SECONDMENT AGREEMENT

DESIGNATED SECONDED EMPLOYEES

As of the Effective Time

Name	Effective Date

Robert S. Purgason	12/1/09
David C. Shiels	1/4/10

ADDITIONAL DESIGNATED SECONDED EMPLOYEES

Name	Effective Date

CHESAPEAKE MIDSTREAM GP, L.L.C.		CHESAPEAKE MIDSTREAM MANAGEMENT, L.L.C.

By:		By:
Name:	[ ]	Name:	[ ]
Title:	[ ]	Title:	[ ]

CHESAPEAKE ENERGY CORPORATION

By:
Name:	[ ]
Title:	[ ]